Exhibit 10.2

ADDENDUM TO THE EMPLOYMENT AGREEMENT

OF ROBERT C. BOYD

THIS ADDENDUM is made and entered into as of the 23rd day of August, 2011 by and between Eagle Financial Services, Inc., a Virginia corporation, hereinafter called the “Corporation”, and Robert C. Boyd hereinafter called “Employee”, and provides as follows:

Upon Employee’s termination from the Corporation due to having met the requirements to receive U.S. Social Security benefits, Employee is permitted to engage in loan and credit administration activities, on a part-time basis as an employee or independent contractor of a Competitive Business, without limitation of geographic location.

Termination of Employee for “Cause”, as defined in Employee’s original Employment Agreement, dated August 23, 2011, nullifies this Addendum.

EAGLE FINANCIAL SERVICES, INC.

BY:	/s/ JOHN R. MILLESON
President

Attest:

/s/ KALEY P. CROSEN

EMPLOYEE

/s/ ROBERT C. BOYD (SEAL)
Robert C. Boyd

Attest:

/s/ KALEY P. CROSEN